Exhibit 11
               Statement Re: Computation of Per Share Earnings

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. ESOP shares released or committed to be released are considered outstanding while unallocated ESOP shares are not considered outstanding. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Options to purchase 51,537 shares of common stock outstanding at September 30, 2000 are included in the computation of weighted average common shares outstanding for purposes of computing diluted earnings per share because the options average market price exceeded the exercise price of the options. The following table presents the basic and diluted earnings per share computation:

                                                     For the Three Months Ended    For the Nine Months Ended
                                                            September 30,                September 30,
                                                     --------------------------    -------------------------
                                                         2000          1999           2000           1999
                                                         ----          ----           ----           ----
                                                             (unaudited)                  (unaudited)

Basic Earnings Per Share
Net income                                            $ 105,461      $  74,564      $ 167,505      $ 340,105

Weighted-average shares outstanding                     535,181        545,481        538,614        545,481
Less: net effect of unallocated ESOP shares             (32,183)       (36,547)       (33,274)       (37,638)
                                                      ------------------------------------------------------
Weighted average shares outstanding as adjusted         502,998        508,934        505,340        507,843
                                                      ======================================================

Basic Earnings Per Share                              $    0.21      $    0.15      $    0.33      $    0.67

Diluted Earnings Per Share
Net income                                            $ 105,461      $  74,564      $ 167,505      $ 340,105

Weighted-average shares outstanding                     535,181        545,481        538,614        545,481
Less: net effect of unallocated ESOP shares             (32,183)       (36,547)       (33,274)       (37,638)
Plus: dilutive effect of stock options                    6,819              -          2,273              -
                                                      ------------------------------------------------------
Weighted average shares outstanding as adjusted         509,817        508,934        507,613        507,843
                                                      ======================================================

Diluted Earnings Per Share                            $    0.21      $    0.15      $    0.33      $    0.67